APOGEE THERAPEUTICS, INC.
EXECUTIVE SEVERANCE POLICY

1.
INTRODUCTION

This Apogee Therapeutics, Inc. Executive Severance Policy (the “Policy”) is effective as of August 25, 2023 (the “Effective Date”). The purpose of the Policy is to provide for the payment of severance benefits to certain executives of Apogee Therapeutics, Inc. or one of its subsidiaries in connection with a termination of employment in certain circumstances.

2.
Definitions

For purposes of the Policy, the terms below are defined as follows:

(a)
“Base Salary” means the annual base salary payable to an Eligible Employee at the time of the Termination Date.
(b)
“Cause” has the meaning set forth in the written employment, offer, services or severance agreement or letter between such Eligible Employee and the Company or an affiliate, or if there is no such agreement or no such term is defined in such agreement, means such Eligible Employee’s termination of employment by the Company or an affiliate by reason of (i) such Eligible Employee’s dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to the Company; (ii) such Eligible Employee’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) such Eligible Employee’s failure to perform in all material respects such Eligible Employee’s assigned duties and responsibilities to the reasonable satisfaction of the Board of Directors of the Company, which failure continues, in the reasonable judgment of the Board of Directors of the Company, for thirty (30) days after written notice given to such Eligible Employee describing such failure; (iv) such Eligible Employee’s gross negligence, willful misconduct that results in or is reasonably anticipated to result in harm to the Company; or (v) such Eligible Employee’s violation of any material provision of any agreement(s) between such Eligible Employee and the Company or any Company policies including, without limitation, agreements relating to noncompetition, non-solicitation, nondisclosure and/or assignment of inventions or policies related to ethics or workplace conduct. and such violation, if curable, is not cured within thirty (30) days after the Company provides written notice to Executive of such violation.
(c)
“Change in Control” has the meaning set forth in the Company’s 2023 Equity Incentive Plan as in effect from time to time (or any successor equity incentive plan).
(d)
“Change in Control Period” shall mean the three (3) month period immediately before and the twelve (12) month period that immediately follows the first event constituting a Change in Control.
(e)
“Code” means the Internal Revenue Code of 1986, as amended.
(f)
“Company” means Apogee Therapeutics, Inc. and its subsidiaries.
(g)
“Disability” means a condition entitling the Eligible Employee to receive benefits under a long-term disability plan of the Company in which the Eligible Employee is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Eligible Employee by reason of illness or accident to perform the duties of the Eligible Employee’s position to the Company. Any determination of whether Disability exists in the absence of a long-term disability plan shall be made by the Company in its sole and absolute discretion.
(h)
“Eligible Employee” means an executive officer or other key employee of the Company who has been designated by the Board of Directors of the Company or a committee thereof as eligible under the Policy.
(i)
“Good Reason” has the meaning set forth in a written employment or services agreement between the Eligible Employee and the Company or an affiliate thereof, or if no such meaning applies, means that such Eligible Employee has complied with the Good Reason Process following the occurrence of any of the following events: (A) with respect to a resignation by the Eligible Employee outside of the Change in Control Period: (i) the material breach of such Eligible Employee’s written employment or services agreement by the Company or (ii) a requirement by the Company that such Eligible Employee’s primary work location shall be in-office when remote work is feasible and does not impair such Eligible Employee’s ability to perform such Eligible Employee’s duties or (B) with respect to a resignation by the Eligible Employee within the Change in Control Period: (i) a material diminution in such Eligible Employee’s base salary or target bonus except for across-the-board salary and target bonus reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (ii) a material change in the geographic location at which such Eligible Employee provides services to the Company; or (iii) a material reduction in such Eligible Employee’s duties, authority or responsibilities, but excluding any change in title that does not represent a material reduction in such Eligible Employee’s duties, authority or responsibilities; or (iv) the failure of the Company to obtain the assumption of such Eligible Employee’s written employment or services agreement by a successor; or (v) the material breach of such Eligible Employee’s written employment or services agreement by the Company; or (vi) a requirement by the Company that such Eligible Employee’s primary work location shall be in-office when remote work is feasible and does not impair such Eligible Employee’s ability to perform such Eligible Employee’s duties.
(j)
“Good Reason Process” means that (i) such Eligible Employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) such Eligible Employee notifies the Company in writing of the first occurrence of the Good Reason condition within 90 days of the first occurrence of such condition; (iii) such Eligible Employee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) such Eligible Employee terminates his or her employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred; provided, however, that repeated incidents of the same or substantially related violation shall not be subject to cure.
(k)
“Involuntary Termination” means at any time, (i) any termination of an Eligible Employee’s employment with the Company (or its successor) by the Company (or its successor) without Cause and other than by reason of the Eligible Employee’s death or Disability, or (ii) a resignation by an Eligible Employee for Good Reason.

(l)
“Termination Date” means the date specified in the written notice of termination that the Company delivers to the Eligible Employee, or, in the case of Good Reason, the effective date of the Eligible Employee’s resignation.
3.
SEVERANCE BENEFITS

In the event of an Involuntary Termination, the Eligible Employee shall be entitled to the following benefits:

(a) Accrued Rights. A payment of the accrued rights due to the Eligible Employee consisting of the sum of (i) Eligible Employee’s Base Salary through the Termination Date not theretofore paid; (ii) any expenses owed to the Eligible Employee under the Company’s expense reimbursement policy; (iii) any amount arising from the Eligible Employee’s participation in, or benefits under, any employee benefit plans, which amounts shall be payable in accordance with the terms and conditions of such employee benefits plans and (iv) any annual bonus for a prior completed year that has not been paid as of the time of Involuntary Termination, without any reduction for individual performance (clauses (i)-(iv) collectively shall be the “Accrued Rights”), which (except for amounts under clause (iii) which shall be paid pursuant to the applicable plan) shall be paid to the Eligible Employee promptly, but in all events within 30 days following the Termination Date or within such other time period as required by applicable law.

(b) Severance. Severance pay as set forth in Exhibit A hereto, which amount shall be payable to the Eligible Employee in equal monthly installments commensurate to the number of months of severance pay as set forth in Exhibit A; provided, however, that if the Involuntary Termination occurs within the Change in Control Period, the Eligible Employee shall be entitled to the additional months of severance pay as set forth in Exhibit A and payment in a single lump sum, in each case, subject to the Eligible Employee’s General Separation Agreement and Release (as provided in Section 3(f) hereof) becoming effective and irrevocable. Severance pay shall commence on the date that is thirty (30) days following the Termination Date, subject to the Separation Agreement and Release becoming effective and irrevocable prior to such date.

(c) Annual Bonus. Payment of a pro-rata portion of the annual cash bonus (the “Pro-Rata Annual Bonus”) that would have been earned by the Eligible Employee for the year in which the Termination Date occurs based on the number of days between and including the first day of the fiscal year of the Company in which the Termination Date occurs and the Termination Date, payable on the date when such bonuses are otherwise paid to Company executives generally and in all events by March 15th of the calendar year following the year in which such termination occurs. For avoidance of doubt, no reduction shall be made to the Pro-Rata Annual Bonus on account of the Executive not being employed for the entire year or Executive’s individual performance. If the Involuntary Termination occurs within the Change in Control Period, the Eligible Employee shall be entitled to payment of the full annual cash bonus that would have been earned by the Eligible Employee for the year in which the Termination Date occurs.

(d) Benefits Continuation. Subject to the Eligible Employee’s timely election of continuation coverage under COBRA, the Company shall directly pay, or reimburse the Eligible Employee for the premium for the Eligible Employee and the Eligible Employee’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA for the period set forth in Exhibit A, and at the same premium cost to the Eligible Employee that was paid by the Eligible Employee as of the Termination Date (subject to the terms and conditions of such benefit plans as in effect from time to time).

(e) Equity Treatment. Acceleration of equity-based awards as set forth in Exhibit A hereto; provided, however, that if the Involuntary Termination occurs within the Change in Control Period, the Eligible Employee shall be entitled to the enhanced acceleration of equity-based awards as set forth in Exhibit A.

(f) Release. Notwithstanding anything herein to the contrary, an Eligible Employee shall be entitled to the payments and benefits provided for in this Section 3 (other than the Accrued Rights) if and only if the Eligible Employee executes and delivers to the Company a general release of claims against the Company in a form substantially in the same form as attached hereto as Exhibit B (the “Separation Agreement and Release”) within twenty-one (21) days following the Termination Date (which Separation Agreement and Release shall be provided to the Eligible Employee on or about the Termination Date) and the Separation Agreement and Release has become effective and irrevocable in accordance with its terms. For the avoidance of doubt, no payments shall be made to any Eligible Employee pursuant to Section 3(b) until the date that is thirty (30) days following the Termination Date, at which time any installments that should have been paid prior to that date shall be paid in lump sum.

4.
LIMITATIONS ON BENEFITS

(a) Termination of Benefits. In the event an Eligible Employee, at any time, materially violates any proprietary information of confidentiality obligation to the Company, any other obligations of the Eligible Employee under an employment or other agreement with the Company or any of the Company’s policies and procedures, (i) the Eligible Employee will be deemed in material breach of this Policy and (ii) the Company will be relieved of any ongoing obligation to comply with any of the terms of this Policy, including without limitation the obligation to make the payments described in Sections 3 (other than the Accrued Rights).

(b) Non-Duplication of Benefits. No Eligible Employee is eligible to receive benefits under the Policy more than one time.

(c) Indebtedness of Eligible Employees. If the Eligible Employee is indebted to the Company or an affiliate of the Company at his or her Termination Date, the Company reserves the right to offset any payments due under the Policy by the amount of such indebtedness. For avoidance of doubt, indebtedness means an undisputed obligation to pay an amount to the Company or its Affiliates.

5.
MISCELLANEOUS

(a) Exclusive Discretion. The Board of Directors of the Company or a committee thereof will have the exclusive discretion and authority to establish rules, forms and procedures for the administration of the Policy and to construe and interpret the Policy and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Policy, including, but not limited to, the eligibility to participate in the Policy and amount of benefits paid under the Policy.

(b) Amendment or Termination. The Company may amend or terminate the Policy at any time and from time to time prior to the three (3) month period before the occurrence of a

Change in Control or at any time and from time to time more than one (1) year following a Change in Control. For the avoidance of doubt, this Policy may not be amended in any manner during the one-year period following a Change in Control. Termination or amendment of the Policy shall not affect any obligation of the Company under the Policy which has accrued and is unpaid as of the effective date of the termination or amendment (including, but not limited to, the obligation to make payments in respect of an Involuntary Termination that occurs prior to the effective date of the termination or amendment).

(c) No Right to Continued Employment or Service. Nothing herein shall confer upon an Eligible Employee any right to continue in the employ or service of the Company or any of its affiliates and this Policy shall not be deemed a contract of employment. If an Eligible Employee’s employment terminates for any reason other than an Involuntary Termination, the Eligible Employee shall not be entitled to any benefits, damages, awards or compensation under this Policy, but may be entitled to payments or benefits in accordance with the Company’s other established employee plans and practices or pursuant to other agreements with the Company.

(d) Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets will assume the obligations under the Policy and agree expressly to perform the obligations under the Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of the Policy and all rights of the Eligible Employee hereunder will inure to the benefit of, and be enforceable by, the Eligible Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(e) Notice. Any and all notices, requests, demands and other communications provided for by this Policy shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Eligible Employee at his or her last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Head of People or to such other address as any party may specify by notice to the other actually received.

(f) No Waiver. The failure of a party to insist upon strict adherence to any term of the Policy on any occasion shall not be considered a waiver of such party’s rights or to deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Policy.

(g) Severability. In the event that any one or more of the provisions of the Policy shall be or become invalid, illegal or unenforceable in any respect or to any degree, the validity, legality and enforceability of the remaining provisions of the Policy shall not be affected thereby. The parties intend to give the terms of the Policy the fullest force and effect so that is any provision shall be found to be invalid or unenforceable, the court reaching such conclusion may modify or interpret such provision in a manner that shall carry out the parties’ intent and shall be valid and enforceable.

(h) Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

(i) Creditor Status of Eligible Employees. In the event that any Eligible Employee acquires a right to receive payments from the Company under the Policy such right shall be no greater than the right of any unsecured general creditor of the Company.

(j) Withholding Taxes. The Company may withhold from any amounts payable under the Policy such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(k) Section 409A Compliance. This Policy is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits hereunder either shall be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of Section 409A; provided, however, that notwithstanding anything to the contrary in this Policy, in no event shall the Company be liable to the Eligible Employee for or with respect to any taxes, penalties or interest which may be imposed upon the Eligible Employee pursuant to Section 409A. To the extent that any payment or benefit pursuant to this Policy constitutes a “deferral of compensation” subject to Section 409A (after taking into account to the maximum extent possible any applicable exemptions as noted below) (a “409A Payment”) treated as payable upon a separation from service, then, if on the date of the Eligible Employee’s separation from service, the Eligible Employee is a Specified Employee (as defined in Section 409A), then to the extent required for Eligible Employee not to incur additional taxes pursuant to Section 409A, no such 409A Payment shall be made to the Eligible Employee sooner than the earlier of (i) six (6) months after the Eligible Employee’s separation from service; or (ii) the date of the Eligible Employee’s death. Should this paragraph result in payments or benefits to the Eligible Employee at a later time than otherwise would have been made under this Policy, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Policy, provided that any amounts that would have been payable earlier but for the application of this paragraph shall be paid in lump-sum on the 409A Payment Date. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Eligible Employee’s right to receive installment payments under this Policy shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. For the avoidance of doubt, the portion of any payment under this Policy that is paid within the short-term deferral period (within the meaning of Code Section 409A and Treas. Reg. § 1.409A-1(b)(4)) will be treated as a short-term deferral and shall not aggregated with other plans or payments. Any other portion of the payment that does not meet the short-term deferral requirement will, to the maximum extent possible, be deemed to satisfy the exception from Section 409A of the Code under Treas. Reg. § 1.409A-1(b)(9)(iii)(A) for involuntary separation pay and shall not be aggregated with any other payment.

(l) 280G Provisions. Notwithstanding anything in this Policy to the contrary, if any payment or distribution the Eligible Employee would receive pursuant to this Policy or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Eligible

Employee on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. All determinations required to be made under this Section 5(l) will be made by an independent accounting firm or law firm selected by the Company in writing prior to a Change in Control and its selection shall be irrevocable. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The selected firm shall provide its calculations to the Company and the Eligible Employee within fifteen (15) calendar days after the date on which the Eligible Employee’s right to a Payment is triggered (if requested at that time by the Company or the Eligible Employee) or such other time as requested by the Company or the Eligible Employee. Any good faith determinations of the selected firm made hereunder shall be final, binding and conclusive upon the Company and the Eligible Employee. Any reduction in payments and/or benefits pursuant to this Section 5(l) shall be made in a manner that maximizes the net after-tax amount payable to an Eligible Employee, which typically will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to the Eligible Employee.

EXHIBIT A

EXECUTIVE SEVERANCE TERMS

Outside of a CIC	Benefits
Benefit Elements	• Base salary • Prorated bonus • Benefits continuation
Severance Amount (of base salary)	• CEO: 12 months • C-Suite: 12 months • SVPs: 6 months • VPs: 5 months
Equity Treatment	• Grandfather equity acceleration for current CEO (partial vesting acceleration of 30%). • No equity acceleration outside CIC for other executives
During Change in Control Period	Benefits
Benefit Elements	• Base salary • Full Target bonus • Benefits continuation
Severance Amount (of base salary)	• CEO: 18 months • C-Suite: 12 months • SVPs: 9 months • VPs: 6 months
Equity Treatment	• Receive full acceleration as part of CIC severance upon double trigger

EXHIBIT B

FORM OF SEPARATION AGREEMENT AND RELEASE